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                                                                EXHIBIT 99.01


                                                       [CITIGROUP LOGO]


PUBLIC INFORMATION

For Immediate Release

October 8, 1998



                    CITIGROUP (CCI) TO BEGIN TRADING TODAY,
        FOLLOWING COMPLETION OF MERGER OF CITICORP AND TRAVELERS GROUP

  COMPANY DISCLOSES IMPACT OF ECONOMIC TURBULENCE ON THIRD QUARTER EARNINGS


     New York--Common shares of Citigroup Inc. (NYSE: CCI) begin trading today with the merger of Citicorp and Travelers Group Inc. taking effect before the opening of business.

     "The new company has an unparalleled capacity to serve the financial needs of customers around the world with a broad array of products and services through multiple distribution channels," said John S. Reed and Sanford I. Weill, who share duties as Chairmen, in a statement on the completion of the merger. "The recent economic turbulence in the world further underscores our shared conviction in the strategic rationale of the merger."

     "Today major financial companies need not only customer, product and geographic diversity but also unprecedented capital strength to deal with the economic upheavals that can occur. Citigroup is unmatched in possessing all these resources, including $44 billion of stockholders' equity. They are the cornerstone of our stability and reliability for customers around the world. They also enable us to deliver exceptional value to shareholders over time." their statement continued.

     The Chairmen said that conditions in financial markets would cause a decline in the new company's combined net income for the 1998 third quarter, to be reported later in the month. They said that results would be better than last year for the Citibank consumer business and the Travelers Group insurance and consumer activities, reflecting continued strength in those areas as well as in Asset Management. But, they noted, the almost unprecedented instability of global fixed income and emerging markets had a severe effect on both Salomon Smith Barney and Citibank's corporate banking activities in the quarter.

     The merged company, they estimated, will have net income of approximately $700 million for the 1998 third quarter, compared with pro forma net income in the same 1997 quarter of $1.5 billion ($2.1 billion excluding a 1997 restructuring charge) for the two predecessor companies.


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CITIGROUP (CCI) TRADING BEGINS                                OCTOBER 8, 1998

     Among the factors affecting earnings in the quarter, they cited:

     --Salomon Smith Barney will report a net loss in the quarter of approximately $325 million, reflecting after-tax losses of approximately $700 million related to Global Arbitrage and Russia credit losses, which includes amounts previously announced.

     --Citibank's corporate banking will report a net loss of approximately
       $130 million largely due to approximately $240 million in after-tax losses related to Russia, which includes amounts previously announced, as well as approximately $100 million related to marking to market fixed income inventories. Revenues understandably were also running lower than normal. Venture capital and the sale of Brady bonds, which have contributed significantly in past quarters, were essentially break-even.

     They also noted that the unrealized appreciation in the Travelers Insurance portfolio increased to approximately $2 billion after taxes in the quarter.

     The Chairmen indicated: "Our focus is on bringing the two companies and their managements together around a fully integrated 1999 business plan. On a preliminary basis--subject to all the uncertainties of market conditions--we expect 1999 core business results to be substantially above the pro forma actuals for both 1998 and 1997, driven by strong performance in the consumer and insurance franchises. The corporate businesses are likely to be operating in choppy conditions, but their core franchises remain strong. "We will continue to reduce risk and associated assets as appropriate, but to stay in positions that represent good value in these markets as we work to integrate the organizations."

     "Because the near-term economic outlook remains uncertain and third quarter results are disappointing, the path we must take is clear," they said. "We will expand our reach and increase our efforts to serve our customers better by taking every opportunity to cross-market products and services throughout our distribution networks. We will continue to build those businesses that provide our company with a stream of predictable and recurring earnings, to mitigate the effects of the inevitable business cycles and geographic disruptions. We will also manage our risk vigilantly on a worldwide basis and strengthen control of operating expense, so that we deliver on the promise of the unique global franchise that is Citigroup. We are convinced that its value and power will become increasingly evident," they stated.

     The Chairmen added they would recommend to the Citigroup directors, who will hold their first meeting on October 20, that they declare an initial quarterly dividend of $0.18 per common share to be paid in November ($0.72 on an annual basis).


                                    -more-


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CITIGROUP (CCI) TRADING BEGINS                                OCTOBER 8, 1998


          The common shares of Citigroup will trade on the New York and Pacific Stock Exchanges. As a result of the merger, Citicorp shares are converted into Citigroup shares at the ratio of 2-1/2 Citigroup shares for each Citicorp share; each Travelers Group share equals one Citigroup share.

          Citigroup businesses produce a broad range of financial services -- asset management, banking and consumer finance, credit and charge cards, insurance, investments, investment banking and trading -- and use diverse channels to make them available to consumer and corporate customers around the world. Among its businesses are Citibank, Commercial Credit, Primerica Financial Services, Salomon Smith Barney, Salomon Smith Barney Asset Management, Travelers Life & Annuity, and Travelers Property Casualty.

          The merger followed approval by the Board of Governors of the Federal Reserve System, as well as approvals by relevant banking, insurance, and other regulatory authorities and approvals by the stockholders of both companies.

                                     # # #

         Media contacts:         Jack Morris     (212) 559-4285
                                 Dick Howe       (212) 559-9425

         Investor contacts:      Bill Pike       (212) 816-8874
                                 Sheri Ptashek   (212) 559-4658






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